Exhibit 99.1

RESIGNATION LETTER

To the Shareholders and Board of Directors of Elevai Labs Inc.

Ladies and Gentlemen:

This letter serves as notice that I hereby resign from my position as director of Elevai Labs Inc.

My resignation is not the result of any disagreement with Elevai Labs Inc. on any matter relating to its operation, policies (including accounting or financial policies) or practices.

By:	/s/ Jordan R. Plews
Name:	Jordan R. Plews